TRACTOR SUPPLY COMPANY REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS; PROVIDES SECOND QUARTER GUIDANCE AND WIDENS FISCAL YEAR 2025 SALES RANGE

Brentwood, Tenn., April 24, 2025 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States (the “Company”), today reported financial results for its first quarter ended March 29, 2025.

●	Net Sales Increased 2.1% to $3.47 Billion
●	Comparable Store Sales Decreased 0.9%; Strong Comparable Average Transaction Growth of 2.1%
●	Diluted Earnings per Share (“EPS”) of $0.34

“As the year unfolds amid increasing volatility, our conviction in Tractor Supply’s resilient and durable business model remains strong. We have a long track record of navigating uncertain environments, and we believe we are well-positioned to do so once again. Tractor Supply is uniquely differentiated by our needs-based product categories, our predominantly U.S.-sourced assortment, deep and trusted vendor relationships and a nimble, scalable supply chain,” said Hal Lawton, President and Chief Executive Officer of Tractor Supply.

“Since issuing our initial 2025 outlook, there has been a notable increase in uncertainty, in particular the introduction of new tariffs. In response, we are updating the range of our full-year outlook and providing guidance for the second quarter. I am deeply appreciative of our 52,000 Team Members for their unwavering dedication and passion for Life Out Here.”

First Quarter 2025 Results
Net sales for the first quarter of 2025 increased 2.1% to $3.47 billion from $3.39 billion in the first quarter of 2024. The increase in net sales was driven by new store openings and the contribution from Allivet, partially offset by a decrease in comparable store sales. Comparable store sales decreased 0.9%, as compared to an increase of 1.1% in the prior year’s first quarter. The strong growth in comparable average transaction count increase of 2.1% was offset by a comparable average ticket decline of 2.9%. Comparable average transaction growth reflects strength in year-round categories including consumable, usable and edible products and winter seasonal merchandise. This growth was offset by declines in spring seasonal goods including related big ticket categories.

Gross profit increased 2.8% to $1.26 billion from $1.22 billion in the prior year’s first quarter, and gross margin increased 25 basis points to 36.2% from 36.0% in the prior year’s first quarter. The gross margin rate increase was primarily attributable to disciplined product cost management and the continued execution of an everyday low price strategy.

Selling, general and administrative (“SG&A”) expenses, including depreciation and amortization, increased 5.1% to $1.01 billion from $957.7 million in the prior year’s first quarter. As a percentage of net sales, SG&A expenses increased 81 basis points to 29.0% from 28.2% in the first quarter of 2024. The increase in SG&A as a percent of net sales was primarily attributable to planned growth investments, which included higher depreciation and amortization and the operations of the Company’s 10th distribution center, and deleverage of fixed costs given the comparable store sales decline. These factors were partially offset by an ongoing focus on productivity and cost control, as well as a modest benefit from the Company’s ongoing sale-leaseback strategy.

Operating income decreased 5.3% to $249.1 million from $263.1 million in the first quarter of 2024.

The effective income tax rate was 21.8% compared to 21.1% in the first quarter of 2024.

Net income decreased 9.5% to $179.4 million from $198.2 million. Diluted EPS decreased 8.0% to $0.34 compared to $0.37 in the first quarter of 2024.

The Company repurchased approximately 1.7 million shares of its common stock for $94.0 million and paid quarterly cash dividends totaling $122.4 million, returning a total of $216.4 million of capital to shareholders in the first quarter of 2025.

The Company opened 15 new Tractor Supply stores and two new Petsense by Tractor Supply stores and closed two Petsense by Tractor Supply stores in the first quarter of 2025.

Fiscal Year 2025 Financial Outlook
Tractor Supply is updating its financial guidance for fiscal year 2025. This outlook is based on year-to-date performance and what the Company can reasonably predict at this time. Tractor Supply is actively working with its vendor and supply chain partners to navigate the impact of recently announced tariffs, while also monitoring the broader macroeconomic factors impacting its customers.

For fiscal 2025, the Company is updating its guidance initially provided on January 30, 2025:

	Updated	Previous
Net Sales	+4% to +8%	+5% to +7%
Comparable Store Sales	+0% to +4%	+1% to +3%
Operating Margin Rate	9.5% to 9.9%	9.6% to 10.0%
Net Income	$1.07 billion to $1.17 billion	$1.12 billion to $1.18 billion
Earnings per Diluted Share	$2.00 to $2.18	$2.10 to $2.22

Given the increased market uncertainty, the Company is providing second quarter 2025 guidance: net sales growth of approximately 3% to 4%, comparable store sales growth to be in the range of flat to up 1% and earnings per diluted share between $0.79 and $0.81.

Tractor Supply’s Chief Financial Officer Kurt Barton commented, “With more than two and a half decades of experience with Tractor Supply, I have seen the Company navigate multiple business cycles. We know the playbook and are committed to our results standing tall in retail. We are closely monitoring consumer demand indicators and forward-looking signals. Tractor Supply’s long-standing track record of resilience and success positions us as a leader in the retail sector, ready to seize the market share opportunities ahead and continue to deliver shareholder value.”

Conference Call Information
Tractor Supply Company will hold a conference call today, Thursday, April 24, 2025 at 10 a.m. ET. The call will be webcast live at IR.TractorSupply.com. An investor presentation will be available on the investor relations section of the Company’s website at least 15 minutes prior to the conference call.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the webcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
For more than 85 years, Tractor Supply Company (NASDAQ: TSCO) has been passionate about serving the needs of recreational farmers, ranchers, homeowners, gardeners, pet enthusiasts and all those who enjoy living Life Out Here. Tractor Supply is the largest rural lifestyle retailer in the U.S., ranking 293 on the Fortune 500. The Company’s more than 52,000 Team Members are known for delivering legendary service and helping customers pursue their passions, whether that means being closer to the land, taking care of animals or living a hands-on, DIY lifestyle. In store and online, Tractor Supply provides what customers need – anytime, anywhere, any way they choose at the low prices they deserve.

As part of the Company’s commitment to caring for animals of all kinds, Tractor Supply is proud to include Petsense by Tractor Supply, a pet specialty retailer, and Allivet, a leading online pet pharmacy, in its family of brands. Together, Tractor Supply is able to provide comprehensive solutions for pet care, livestock wellness and rural living, ensuring customers and their animals thrive. From its stores to the customer’s doorstep, Tractor Supply is here to serve and support Life Out Here.

As of March 29, 2025, the Company operated 2,311 Tractor Supply stores in 49 states and 206 Petsense by Tractor Supply stores in 23 states. For more information, visit www.tractorsupply.com and www.Petsense.com.

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Forward-Looking Statements

This press release contains certain forward-looking statements, including statements regarding market share gains, value creation, customer trends, new stores and distribution centers, property development plans, return of capital, financial guidance for second quarter 2025 and fiscal 2025, including net sales, comparable store sales, operating margin rates, net income, earnings per diluted share and sale-leaseback transactions. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. Forward-looking statements are usually identified by or are associated with such words as “will,” “would,” “intend,” “expect,” “continue,” “believe,” “anticipate,” “optimistic,” “forecasted” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. As with any business, all phases of our operations are subject to facts outside of our control. These factors include, without limitation, the impact of the recent tariff announcements and the corresponding macroeconomic pressures and those factors discussed in the “Risk Factors” section of the Company’s Annual Reports or Form 10-K and other filings with the Securities and Exchange Commission. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

(Financial tables to follow)

Consolidated Statements of Income
(Unaudited)
(in thousands, except per share and percentage data)

	Three Months Ended
	March 29, 2025		March 30, 2024
		% of		% of
		Net		Net
		Sales		Sales
Net sales	$3,466,952	100.00%	$3,394,834	100.00%
Cost of merchandise sold	2,211,530	63.79	2,173,980	64.04
Gross profit	1,255,422	36.21	1,220,854	35.96
Selling, general and administrative expenses	886,206	25.56	853,436	25.14
Depreciation and amortization	120,079	3.46	104,293	3.07
Operating income	249,137	7.19	263,125	7.75
Interest expense, net	19,641	0.57	11,902	0.35
Income before income taxes	229,496	6.62	251,223	7.40
Income tax expense	50,127	1.45	53,056	1.56
Net income	$179,369	5.17%	$198,167	5.84%

Net income per share:
Basic (a)	$0.34		$0.37
Diluted (a)	$0.34		$0.37

Weighted average shares outstanding:
Basic (a)	531,730		539,730
Diluted (a)	534,099		542,638

Dividends declared per common share outstanding (a)	$0.23		$0.22

(a) All share and per share information has been adjusted to reflect the five-for-one Stock Split effective December 20, 2024.

Note: Percent of net sales amounts may not sum to totals due to rounding.

Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	Three Months Ended
	March 29, 2025	March 30, 2024
Net income	$179,369	$198,167

Other comprehensive loss:
Change in fair value of interest rate swaps, net of taxes	(1,217)	(731)
Total other comprehensive loss	(1,217)	(731)
Total comprehensive income	$178,152	$197,436

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 29, 2025	March 30, 2024
ASSETS
Current assets:
Cash and cash equivalents	$231,717	$264,085
Inventories	3,213,885	3,048,719
Prepaid expenses and other current assets	210,480	206,680
Total current assets	3,656,082	3,519,484
Property and equipment, net	2,752,137	2,496,948
Operating lease right-of-use assets	3,502,880	3,188,973
Goodwill and other intangible assets	400,656	269,520
Other assets	73,562	80,029
Total assets	$10,385,317	$9,554,954

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,559,210	$1,515,681
Accrued employee compensation	17,487	22,880
Other accrued expenses	587,800	559,688
Current portion of finance lease liabilities	2,847	3,359
Current portion of operating lease liabilities	403,600	376,816
Income taxes payable	29,570	39,331
Total current liabilities	2,600,514	2,517,755
Long-term debt	2,082,721	1,729,715
Finance lease liabilities, less current portion	24,289	30,530
Operating lease liabilities, less current portion	3,248,270	2,944,002
Deferred income taxes	41,649	68,489
Other long-term liabilities	149,334	140,452
Total liabilities	8,146,777	7,430,943

Stockholders’ equity:
Common stock (a)	7,123	7,110
Additional paid-in capital (a)	1,382,807	1,326,920
Treasury stock	(6,119,065)	(5,577,398)
Accumulated other comprehensive income	—	6,062
Retained earnings	6,967,675	6,361,317
Total stockholders’ equity	2,238,540	2,124,011
Total liabilities and stockholders’ equity	$10,385,317	$9,554,954

(a) Common stock and Additional paid-in capital balances have been adjusted to reflect the five-for-one Stock Split effective December 20, 2024.

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended
	March 29, 2025	March 30, 2024
Cash flows from operating activities:
Net income	$179,369	$198,167
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	120,079	104,293
(Gain)/loss on disposition of property and equipment	(17,415)	1,305
Share-based compensation expense	13,226	14,448
Deferred income taxes	1,677	9,137
Change in assets and liabilities:
Inventories	(355,486)	(402,865)
Prepaid expenses and other current assets	(11,320)	4,320
Accounts payable	311,807	335,878
Accrued employee compensation	(83,666)	(68,598)
Other accrued expenses	2,609	20,193
Income taxes	46,526	41,792
Other	9,369	(662)
Net cash provided by operating activities	216,775	257,408
Cash flows from investing activities:
Capital expenditures	(141,280)	(157,199)
Proceeds from sale of property and equipment	20,851	4,943
Acquisition of Allivet, net of cash acquired	(140,625)	—
Net cash used in investing activities	(261,054)	(152,256)
Cash flows from financing activities:
Borrowings under debt facilities	605,000	150,000
Repayments under debt facilities	(355,000)	(150,000)
Principal payments under finance lease liabilities	(1,068)	(1,203)
Repurchase of shares to satisfy tax obligations	(13,960)	(22,001)
Repurchase of common stock	(95,082)	(117,843)
Net proceeds from issuance of common stock	7,016	21,718
Cash dividends paid to stockholders	(122,401)	(118,809)
Net cash provided by/(used in) financing activities	24,505	(238,138)
Net decrease in cash and cash equivalents	(19,774)	(132,986)
Cash and cash equivalents at beginning of period	251,491	397,071
Cash and cash equivalents at end of period	$231,717	$264,085

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$8,367	$3,903
Income taxes cash paid	$1,684	$1,775

Supplemental disclosures of non-cash activities:
Non-cash accruals for property and equipment	$84,731	$65,821
Increase in operating lease liabilities resulting from new or modified right-of-use assets	$185,552	$139,094
Decrease in finance lease liabilities resulting from new or modified right-of-use assets	$(3,406)	$—

Selected Financial and Operating Information
(Unaudited)

	Three Months Ended
	March 29, 2025	March 30, 2024
Sales Information:
Comparable store sales (decrease)/increase	(0.9)%	1.1%
New store sales (% of total sales)	2.8%	1.8%
Average transaction value	$56.87	$58.66
Comparable store average transaction value decrease (a)	(2.9)%	(0.2)%
Comparable store average transaction count increase	2.1%	1.3%
Total selling square footage (000’s)	39,353	38,136
Exclusive brands (% of total sales)	30.7%	29.7%
Imports (% of total sales)	11.2%	11.4%

Store Count Information:
Tractor Supply
Beginning of period	2,296	2,216
New stores opened	15	17
Stores closed	—	—
End of period	2,311	2,233
Petsense by Tractor Supply
Beginning of period	206	198
New stores opened	2	4
Stores closed	(2)	—
End of period	206	202
Consolidated end of period	2,517	2,435

Pre-opening costs (000’s)	$2,512	$2,362

Balance Sheet Information:
Average inventory per store (000’s) (b)	$1,202.1	$1,184.0
Inventory turns (annualized)	3.00	3.13
Share repurchase program:
Cost (000’s) (c)	$93,827	$118,543
Average purchase price per share (d)	$54.39	$47.31

(a) Comparable store average transaction value changes include the impact of transaction value changes achieved on the current period change in transaction count.
(b) Assumes average inventory cost, excluding inventory in transit.
(c) Effective January 1, 2023, the Company’s share repurchases are subject to a 1% excise tax as a result of the Inflation Reduction Act of 2022. Excise taxes incurred on share repurchases represent direct costs of the repurchase and are recorded as a part of the cost basis of the shares within treasury stock.
(d) All share and per share information has been adjusted to reflect the five-for-one Stock Split effective December 20, 2024.
Note: Comparable store metrics percentages may not sum to total due to rounding.

	Three Months Ended
	March 29, 2025	March 30, 2024
Capital Expenditures (millions):
New stores, relocated stores and stores not yet opened	$59.5	$61.7
Existing stores	43.0	57.8
Information technology	26.0	24.4
Distribution center capacity and improvements	8.0	13.1
Corporate and other	4.8	0.2
Total	$141.3	$157.2